Exhibit 99.1

April 7, 2010

URGENT: PRODUCT CORRECTIVE ACTION

Access AccuTnI Reagent Kit

For Use on the UniCel DxI Immunoassay Systems

For the purposes of this communication, the UniCel DxI family of Immunoassay Systems includes DxI 600, DxI 800, DxC 660i, DxC 680i, DxC 860i, and DxC 880i.

Description	REF	Lot Numbers
Access AccuTnI Reagent	33340 and A78803	All
Access AccuTnI Calibrators	33345	All

Dear Laboratory Director,

On February 5, 2010, we provided information to you regarding the use of Access AccuTnI Reagent Kits on DxI Immunoassay Systems. This communication provides you with updated information about the use of Access AccuTnI Reagent Kits on DxI Immunoassay Systems.

Important Information for Laboratories that run AccuTnI on UniCel DxI Immunoassay Systems

The February 5, 2010 PCA letter described the positive bias observed when running our troponin assay, AccuTnI, on UniCel DxI Immunoassay Systems as compared to Access Immunoassay Systems. The positive bias could lead to elevated AccuTnI results when run on DxI Immunoassay Systems.

Our letter sent on February 5th, 2010 recommended, in part, that clinical laboratories that do not have access to a readily available and validated alternative methodology for troponin I measurement should investigate options for obtaining and validating an alternative troponin technology for your institution. Because of this serious performance issue, we will be removing the Access AccuTnI assay from use with the DxI Immunoassay Systems as of May 31, 2010. To ensure that AccuTnI has been removed from DxI Immunoassay System menus, a new assay protocol file (APF) is required for all DxI Immunoassay Systems. Effective immediately, we encourage you to transition troponin testing from your DxI Immunoassay System(s) to an alternate method. We will install the new APF on DxI Immunoassay System(s) by May 31, 2010, after which you will no longer be able to run AccuTnI on your DxI Immunoassay System. You will have to complete your transition to an alternate method by May 31, 2010.

We are committed to bringing AccuTnI back to market for use on UniCel DxI Immunoassay Systems and we will continue to work closely with the FDA to address these issues as soon as possible.

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We understand the inconvenience that these steps will cause your laboratory. Your Beckman Coulter Sales Representative will assist you during this transition. If you need assistance or have any questions regarding this notification, please contact Technical Support at 1-800-854-3633 in the United States.

Thank you for your understanding, patience, and loyalty to Beckman Coulter.

Sincerely,

Nora Zerounian

Regulatory Affairs Group Manager – Corporate Beckman Coulter Inc.

Beckman Coulter, the stylized logo, UniCel, DxI, Access, and AccuTnI are registered trademarks of Beckman Coulter, Inc., and are registered in the USPTO.